Exhibit 16.1

June 8, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the disclosures under the heading “Change in the Independent Registered Public Accounting Firm” included in the proxy statement/prospectus forming a part of the Registration Statement on Form S-4 of Reinvent Technology Partners. We previously served as the auditor of Joby for the years ended December 31, 2019 and 2018. We issued our audit opinion on the consolidated financial statements for 2019 on July 3, 2020 and have not performed any audit procedures subsequent to that date. We are in agreement with the statement that for the years ended December 31, 2019 and 2018, no report was issued by us on Joby’s consolidated financial statements which contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. We have no basis to agree or disagree with the other statements contained therein.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement on Form S-4 referenced above.

Yours truly,

/s/ Frank, Rimerman + Co. LLP

Palo Alto, California